EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement of ChoiceOne Financial Services, Inc. on Form S-3 (Registration No. 333-44336) of our report dated March 2, 2001 on the 2000 consolidated financial statements of ChoiceOne Financial Services, Inc., which report is included in the 2000 Annual Report on Form 10-K of ChoiceOne Financial Services, Inc.

/s/Crowe, Chizek and Company LLP

Grand Rapids, Michigan
March 28, 2001